Cooper Standard Reports Record Quarterly Results

NOVI, Mich., May 3, 2016 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported record results for the first quarter 2016.

First Quarter 2016 Highlights

•	Sales increased 7.8 percent, significantly outpacing industry production

•	Excluding the impact of foreign exchange, sales increased 11.3 percent

•	Net income totaled $30.6 million or $1.64 per diluted share

•	Adjusted EBITDA increased 28.3 percent to a record $103.6 million

•	Adjusted net income totaled $47.4 million or $2.54 per diluted share

•	Free cash flow improved by $33.7 million vs. first quarter of 2015

During the first quarter of 2016, the Company generated net income of $30.6 million, or $1.64 per diluted share, and adjusted EBITDA of $103.6 million on record sales of $862.5 million. These results compare to net income of $21.0 million or $1.15 per diluted share and adjusted EBITDA of $80.8 million on sales of $800.1 million in the first quarter of 2015.

First quarter 2016 net income, excluding restructuring and other special items ("adjusted net income"), totaled $47.4 million or $2.54 per diluted share. Adjusted net income in the prior year period was $29.7 million or $1.63 per diluted share.

“Our record results in the quarter are attributable to our strategy, culture and engaged employees, as well as our continued focus on innovation and operational excellence," stated Jeffrey Edwards, chairman and CEO of Cooper Standard. “We are pursuing very focused initiatives in each of our operating regions to drive additional growth, profitability and cash flow. Following this quarter's strong start, we expect to continue building further strategic and financial momentum for our Company throughout the year.”

Consolidated Results

First quarter 2016 sales increased by $62.4 million or 7.8 percent compared to the first quarter of 2015. The year-over-year variance is largely attributable to favorable volume and mix as well as incremental revenue from the acquisition of Huayu-Cooper Standard Sealing Systems Co. (“Shenya”), partially offset by a $27.7 million impact from unfavorable foreign currency exchange rates and the sale of the Company's hard coat plastic exterior trim business in December 2015. Excluding the impact from foreign currency exchange rates, sales in the first quarter of 2016 were $890.2 million, an increase of 11.3 percent over the first quarter of 2015.

First quarter adjusted EBITDA increased by $22.8 million or 28.3 percent compared to the first quarter of 2015. The year-over-year variance is primarily attributable to improvements in operating efficiency, favorable volume and mix, and improved supply chain economics and optimization. These favorable items were partially offset by wage increases, price adjustments and the impact of unfavorable foreign currency exchange rates.

During the first quarter, Cooper Standard launched 70 new customer programs, 48 of which were on global platforms, and was awarded $167.0 million in annual net new business, mostly on global platforms.

Also during the quarter, the Company completed a secondary public offering of 2.3 million shares of common stock that had been owned by its three largest shareholders and announced a $125.0 million share repurchase program. In conjunction with the secondary offering, the Company repurchased 350,000 shares of its common stock at a price of $68.00 per share. Underwriting fees and other expenses incurred with the secondary offering and share repurchase were allocated to the Company's operating segments as a one-time expense in the quarter.

North America

Cooper Standard’s North America segment reported sales of $449.7 million in the first quarter of 2016, an increase of 7.7 percent when compared to $417.4 million in sales reported in the first quarter of 2015. The increase was attributable to improved volume and mix, partially offset by the unfavorable impact of the divestiture of the Company's hard coat plastic exterior trim business, foreign currency exchange rates and price adjustments. Excluding the impact of divestitures and foreign exchange rates, North America segment sales were $474.1 million, which represents organic growth of $56.7 million or 13.6 percent compared to the first quarter of 2015.

Segment profit for the North America segment was $54.3 million, or 12.1 percent of sales, in the first quarter of 2016. This compared to segment profit of $43.0 million, or 10.3 percent of sales in the first quarter of 2015. The 180 basis point improvement was driven primarily by improved volume and mix, gains in operating efficiencies and lower materials costs, partially offset by the impact of price adjustments, wage increases and unfavorable foreign currency exchange rates.

Europe

Cooper Standard’s Europe segment reported sales of $269.3 million in the first quarter of 2016 compared to $266.8 million in the first quarter of 2015. The increase was attributable to improved volume and mix, partially offset by price adjustments and the impact of unfavorable foreign currency exchange rates. Excluding the impact of foreign currency exchange rates, Europe segment sales were $274.4 million for the quarter, up 2.8 percent versus the prior year period.

The Europe segment reported a segment loss of $(2.6) million in the first quarter of 2016, compared to $(4.4) million in the first quarter of 2015. The segment results included $8.8 million of restructuring expense in the first quarter 2016. The first quarter 2015 included $18.4 million of restructuring expense and a non-operating gain of $11.6 million related to the acquisition of Shenya. The year-over-year improvement was attributable to lower restructuring expense and increased operating efficiencies, partially offset by the prior year non-operating gain, foreign currency exchange rates, and price adjustments.

Asia Pacific

Cooper Standard’s Asia Pacific segment reported sales of $127.1 million in the first quarter of 2016, an increase of 48.3 percent compared to $85.7 million in the first quarter of 2015. The year-over-year variance is largely attributable to the consolidation of sales from the Shenya acquisition and improved volume and mix, partially offset by unfavorable foreign currency exchange rates. Excluding growth from acquisitions and the impact of foreign currency exchange rates, sales in the Asia Pacific segment increased $13.4 million in the quarter, representing a 15.6 percent organic growth rate.
The Asia Pacific segment reported segment profit of $2.5 million in the first quarter of 2016 compared to $2.4 million in the first quarter 2015. Year-over-year improvements in volume and mix, and operating efficiency were primarily offset by the impact of unfavorable foreign currency exchange rates, higher depreciation costs, and higher interest expense.

South America

Cooper Standard’s South America segment reported sales of $16.4 million in the first quarter of 2016 compared to $30.2 million in the first quarter of 2015. The decrease was attributable to lower overall vehicle production in Brazil and unfavorable foreign currency exchange rates.

The South America segment reported a segment loss of $(7.8) million in the first quarter of 2016 compared to $(5.1) million in the first quarter of 2015. The year-over-year decline was largely due to further declines in Brazilian light vehicle production levels.

Liquidity and Cash Flow

At March 31, 2016, Cooper Standard had cash and cash equivalents totaling $313.1 million. First quarter 2016 net cash provided by operating activities was $27.9 million, compared to net cash used in operating activities of ($9.5) million during the first quarter of 2015. First quarter 2016 free cash flow (defined as operating cash flow minus CAPEX) improved by $33.7 million versus the first quarter of 2015. In addition to cash and cash equivalents, the Company had $137.4 million available under its senior amended asset-based revolving credit facility (“ABL”) for total liquidity of $450.5 million at March 31, 2016.

Total debt at March 31, 2016 was $778.4 million. Net debt (defined as total debt minus cash and cash equivalents) was $465.4 million. Cooper Standard’s net leverage ratio at March 31, 2016 was 1.2 times trailing 12 months adjusted EBITDA.

Adjusted EBITDA, adjusted net income and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"), are provided in the attached supplemental schedules.

Outlook

The Company has reaffirmed its 2016 full year outlook as follows:

Current 2016 Guidance
Revenue	$3.35 - $3.4 billion
Adjusted EBITDA Margin	11.3% - 11.8%
Capital Expenditures	$155 - $165 million
Cash Restructuring	$45 - $55 million
Cash Taxes	$50 - $60 million
Key Assumptions
NA Production	18.2 million units
European Production	21.2 million units
Avg. Full Year FX rates
Euro	1 EUR = $1.12 USD
Canadian Dollar	1 CAD = $0.79 USD
Mexican Peso	$1.00 USD = 16.3 MXN

Conference Call Details

Cooper Standard management will host a conference call and webcast on May 4 at 9 a.m. ET to discuss its first quarter 2016 results, provide a general business update and respond to investor questions.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 88347856 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

The interactive webcast and slide presentation can be accessed live or in replay on the investor relations page of the Cooper Standard website at www.ir.cooperstandard.com/events.cfm.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs approximately 30,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release contains certain “forward-looking statements.” Our use of words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” ”would,” “may,” “will,” “forecast,” or other similar expressions, is intended to identify forward-looking statements that represent our current judgment about possible future events or results. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; risks associated with our non-U.S. operations; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial debt; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our term loan facility and the ABL facility; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers' needs for new and improved products; the possibility that our acquisition strategy may not be successful; product liability, warranty and recall claims brought against us; environmental, health and safety laws and other laws and regulations; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; the possibility of future impairment charges to our goodwill and long-lived assets; the concentrated ownership of our stock which may allow a few owners to exert significant control over us; and our dependence on our subsidiaries for cash to satisfy our obligations.

You should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

This press release also contains estimates and other information that is based on industry publications, surveys, and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited)
(Dollar amounts in thousands except per share amounts)

	Three Months Ended March 31,
	2016	2015
Sales	$862,497	$800,050
Cost of products sold	702,673	669,178
Gross profit	159,824	130,872
Selling, administration & engineering expenses	83,395	76,311
Amortization of intangibles	3,278	3,548
Restructuring charges	10,832	18,840
Other operating loss	155	—
Operating profit	62,164	32,173
Interest expense, net of interest income	(9,752)	(9,157)
Equity in earnings of affiliates	1,770	1,776
Other (expense) income, net	(7,816)	11,077
Income before income taxes	46,366	35,869
Income tax expense	15,553	14,741
Net income	30,813	21,128
Net income attributable to noncontrolling interests	(214)	(141)
Net income attributable to Cooper-Standard Holdings Inc.	$30,599	$20,987

Weighted average shares outstanding
Basic	17,442,364	17,037,283
Diluted	18,677,448	18,237,452

Earnings per share:
Basic	$1.75	$1.23
Diluted	$1.64	$1.15

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$313,077	$378,243
Accounts receivable, net	530,569	455,187
Tooling receivable	108,798	102,877
Inventories	157,596	149,645
Prepaid expenses	34,830	30,016
Other	75,924	73,513
Total current assets	1,220,794	1,189,481
Property, plant and equipment, net	793,360	765,369
Goodwill	150,731	149,219
Intangibles assets, net	67,159	70,702
Deferred tax assets	47,889	49,299
Other assets	80,692	80,222
Total assets	$2,360,625	$2,304,292

Liabilities and Equity
Current liabilities:
Debt payable within one year	$47,624	$45,494
Accounts payable	431,894	400,604
Payroll liabilities	112,780	127,609
Accrued liabilities	119,142	107,713
Total current liabilities	711,440	681,420
Long-term debt	730,821	732,418
Pension benefits	181,832	176,525
Postretirement benefits other than pensions	54,295	52,963
Deferred tax liabilities	1,416	4,914
Other liabilities	42,695	41,253
Total liabilities	1,722,499	1,689,493
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	17
Additional paid-in capital	507,943	513,764
Retained earnings	321,119	306,713
Accumulated other comprehensive loss	(202,598)	(217,065)
Total Cooper-Standard Holdings Inc. equity	626,481	603,429
Noncontrolling interests	11,645	11,370
Total equity	638,126	614,799
Total liabilities and equity	$2,360,625	$2,304,292

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2016	2015
Operating Activities:
Net income	$30,813	$21,128
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,927	23,051
Amortization of intangibles	3,278	3,548
Share-based compensation expense	4,371	2,629
Equity in earnings, net of dividends related to earnings	1,252	141
Gain on remeasurement of previously held equity interest	—	(11,622)
Deferred income taxes	(959)	1,754
Other	597	(207)
Changes in operating assets and liabilities	(38,365)	(49,962)
Net cash provided by (used in) operating activities	27,914	(9,540)
Investing activities:
Capital expenditures	(55,090)	(51,315)
Acquisition of businesses, net of cash acquired	(3,020)	(24,442)
Proceeds from sale of fixed assets and other	(127)	2,237
Net cash used in investing activities	(58,237)	(73,520)
Financing activities:
Increase (decrease) in short-term debt, net	2,295	(2,416)
Principal payments on long-term debt	(2,436)	(1,891)
Purchase of noncontrolling interests	—	(1,262)
Repurchase of common stock	(23,800)	—
Proceeds from exercise of warrants	248	—
Taxes withheld and paid on employees' share based payment awards	(1,714)	(992)
Other	28	(148)
Net cash used in financing activities	(25,379)	(6,709)
Effects of exchange rate changes on cash and cash equivalents	(9,464)	16,933
Changes in cash and cash equivalents	(65,166)	(72,836)
Cash and cash equivalents at beginning of period	378,243	267,270
Cash and cash equivalents at end of period	$313,077	$194,434

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted net income and free cash flow are measures not recognized under United States Generally Accepted Accounting Principles (U.S. GAAP) and which exclude certain non-cash and non-recurring items. Management considers EBITDA, adjusted EBITDA, adjusted net income and free cash flow to be key indicators of the Company's operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company's performance. Adjusted EBITDA is defined as net income (loss) adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain items that management does not consider to be reflective of the Company's core operating performance. Adjusted net income is defined as net income (loss) adjusted to reflect certain unusual, non-cash or non-recurring items that management does not consider to be reflective of the Company's core operating performance. Free cash flow is defined as net cash provided by operating activities minus capital expenditures.

When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted net income and free cash flow as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s performance. EBITDA, adjusted EBITDA, adjusted net income and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted net income and free cash flow differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that Cooper Standard's future results will be unaffected by unusual or non-recurring items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA

The following table provides reconciliation of EBITDA and adjusted EBITDA from net income: (Unaudited; Dollar amounts in thousands)

	Three Months Ended March 31,
	2016	2015
Net income attributable to Cooper-Standard Holdings Inc.	$30,599	$20,987
Income tax expense	15,553	14,741
Interest expense, net of interest income	9,752	9,157
Depreciation and amortization	30,205	26,599
EBITDA	$86,109	$71,484
Gain on remeasurement of previously held equity interest (1)	—	(11,622)
Restructuring charges	10,832	18,840
Secondary offering underwriting fees and other expenses (2)	6,500	—
Amortization of inventory write-up (3)	—	1,419
Acquisition costs	—	546
Other	155	96
Adjusted EBITDA	$103,596	$80,763

(1)	Gain on remeasurement of previously held equity interest in Shenya.

(2)	Fees and other expenses associated with the March 2016 secondary offering.

(3)	Amortization of write-up of inventory to fair value for the Shenya acquisition.

Adjusted Net Income
The following table provides reconciliation of net income to adjusted net income:
(Unaudited; Dollar amounts in thousands, except per share amounts)

	Three Months Ended March 31,
(All adjustments are net of tax)	2016	2015
Net income attributable to Cooper-Standard Holdings Inc.	$30,599	$20,987
Restructuring expense	10,461	18,682
Secondary offering underwriting fees and other expenses	6,272	—
Gain on remeasurement of previously held equity interest	—	(11,622)
Amortization of inventory write-up	—	1,206
Acquisition costs	—	339
Other	96	60
Adjusted net income	$47,428	$29,652

Weighted average shares outstanding
Basic	17,442,364	17,037,283
Diluted	18,677,448	18,237,452

Adjusted earnings per share:
Basic	$2.72	$1.74
Diluted	$2.54	$1.63

Free Cash Flow

The following table defines free cash flow:
(Unaudited; Dollar amounts in thousands)

	Quarter Ended March 31,
	2016	2015
Net cash provided by (used in) operating activities	$27,914	$(9,540)
Capital expenditures	(55,090)	(51,315)
Free cash flow	$(27,176)	$(60,855)